                         UNITED STATES
              SECURITIES  AND  EXCHANGE  COMMISSION
                     Washington, D.C.  20549


                          F O R M  8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 1994



                  Commission File Number 1-6563


                       SAFECO  CORPORATION
                       -------------------
     (Exact name of registrant as specified in its charter)



             Washington                      91-0742146
             ----------                      ----------
       (State of Incorporation)          (I.R.S. Employer
                                         Identification No.)



            SAFECO Plaza, Seattle, Washington  98185
            ----------------------------------------
            (Address of principal executive offices)


Registrant's Telephone Number, Including Area Code (206) 545-5000

Item 5.    Other Events
           ------------
SAFECO Corporation's Press Release dated February 3, 1994 - see below


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 SAFECO CORPORATION
                                 ------------------
                                 (Registrant)


                                 BOH A. DICKEY
                                 -------------
                                 Boh A. Dickey
                                 Executive Vice President and
Dated:  February 4, 1994         Chief Financial Officer

                                 ROD A. PIERSON
                                 -------------
                                 Rod A. Pierson
                                 Senior Vice President, Secretary,
                                 Controller and Chief Accounting
Dated:  February 4, 1994         Officer


                   SAFECO EXPECTS EARTHQUAKE LOSSES
              TO EXCEED $50 MILLION; EXCESS IS REINSURED

	     (SEATTLE, Feb. 3, 1994) - Based on claims information presently available, SAFECO Corporation today announced that it expects its losses from the January 17 earthquake in Southern California to exceed $50 million, the threshold at which the company's reinsurance coverage begins, according to Boh A. Dickey, SAFECO's Executive Vice President and Chief Financial Officer.
     Under SAFECO's catastrophe reinsurance program, the company is reimbursed for 90% of the losses between $50 million and $200 million. To date, approximately 5,500 claims have been reported.
     "Because of the extensive damage to communications and transportation systems in the earthquake area, and the time it takes to complete accurate surveys and inventories on homes damaged in earthquakes, it will be some time before a reasonable estimate of the company's losses can be made," Dickey said. To serve their customers, the company has 376 adjusters, dedicated solely to the earthquake claims.
     In addition, Dickey said, SAFECO's leased branch office in Van Nuys, which housed 160 employees and is responsible for the company's business in the earthqake area, was severely damaged and is uninhabitable. The company has leased alternative space for its Van Nuys operations in Glendale, and expects to begin moving in within the next week.
     Meanwhile, SAFECO personnel in the company's Fountain Valley (Calif.) office and in other cities across the country have been able to assist with the day-to-day business activities while continuing to provide the most responsive claims service possible to earthquake victims.
     SAFECO also announced that the company's losses from the recent freezing and severe winter weather in the Midwest and east coast are estimated to be approximately $5 million.